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                                                                  EXHIBIT (d)(2)


                           [COMPASS GROUP LETTERHEAD]


                                December 4, 2000


VIA FAX AND FEDERAL EXPRESS
PERSONAL AND CONFIDENTIAL

Morrison Management Specialists, Inc.
1955 Lake Park Drive S.E.
Suite 400
Smyrna, GA 30080-8855
Attn: Glenn A. Davenport

Dear Mr. Davenport:

         In connection with the consideration by Morrison Management Specialists, Inc. ("Morrison"), of entering into possible discussions with Compass Group PLC ("Compass"), Morrison has or will make available to Compass certain information concerning Morrison's business, operations and assets (all of which information so provided to Compass shall be known as the "Evaluation Material").

         Compass agrees that it will use the Evaluation Material solely for evaluating a possible strategic transaction with Morrison (the "Transaction") and preparing a proposal to that effect. Compass agrees that the Evaluation Material will be kept confidential, provided, however, it may disclose such Evaluation Material to its employees and advisors ("Representatives") who have a need to know such information for the purpose of evaluating the Transaction (it being understood that they shall be informed by Compass of the confidential nature of such information and that Compass shall cause them to treat such information confidentially).

         The term "Evaluation Material" shall be deemed to include all information and materials, provided by and relating in any way to Morrison, designated as confidential. The term "Evaluation Material" does not include information which (a) is or becomes generally available to the public other than as a result of the disclosure by Compass or its Representatives, or (b) is or becomes generally available to Compass on a non-confidential bases, provided that the source of such information was not known by Compass to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information.

         Compass agrees, that unless as Compass determines it necessary to disclose in order to comply with applicable law, including Federal securities laws, neither it nor its Representatives

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Mr. Glenn A. Davenport
December 4, 2000
Page 2

will disclose to any person the fact that the Evaluation Material has been made available to it or them, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto.

         In the event that Compass or any of its Representatives are requested or required (by subpoena, court order or other similar process) to disclose any of the Evaluation Material, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions, or other facts with respect thereto, Compass shall provide Morrison with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that Morrison may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Compass may disclose such information and it will exercise its best efforts to obtain assurance that confidential treatment will be accorded to such information.

         Morrison agrees, that unless as Morrison determines it necessary to disclose in order to comply with applicable law, including Federal securities laws, that neither it nor its Representatives will disclose to any person the fact that the Evaluation Material has been made available to Compass, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto.

         It is understood that this agreement may be considered material non-public information. The Federal securities laws and regulations prohibit the purchase or sale of a security at a time when the person trading in that security possesses material non-public information concerning the issuer of the security which has not yet become a matter of general public knowledge or which has been obtained or is being used in breach of a duty to maintain the information in confidence.

         Upon Morrison's request, all copies of the Evaluation Material (except for that portion of the Evaluation Material that consists of notes, analyses, compilations, studies, interpretations or other documents prepared by Compass or its Representatives) will be promptly returned to Morrison. That portion of the Evaluation Material that consists of such notes, analyses, compilations, studies, interpretations or other documents will be destroyed upon Morrison's request. Such destruction will be confirmed in writing to Morrison.

         For a period of one (1) year commencing on the date of this letter agreement, unless specifically invited in writing by Morrison, neither Compass nor any of its affiliates or Representatives will directly or indirectly:

         (a) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition, or other transaction relating to Morrison or any subsidiary thereof, (ii) any form of restructuring, recapitalization or similar transaction with respect to Morrison or any subsidiaries thereof, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this letter agreement (including this provision);


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Mr. Glenn A. Davenport
December 4, 2000
Page 3


         (b) acquire, or offer, propose or agree to acquire, by purchase or otherwise, more than 5% of any class of outstanding securities of Morrison, or any direct or indirect options or other rights to acquire any such securities (such securities being referred to as "Securities"), or any significant asset or assets of Morrison;

         (c) make, or in any way participate in, any solicitation of proxies, consents or waivers with respect to any Securities (including by the execution of any action by written consent), become a participant in any proxy or solicitation contest with respect to Morrison, seek to influence any proxy or solicitation contest with respect to Morrison, seek to influence any person with respect to any Securities or demand a copy of Morrison's list of Security holders or other books and records of Morrison;

         (d) participate in or encourage the formation of any partnership, syndicate, or other group which owns or seeks to offers to acquire beneficial ownership of any Securities or which seeks to affect control of Morrison or for the purpose of circumventing any provision of this letter agreement; or

         (e) otherwise act, alone or in concert with others (including by knowingly providing or arranging financing, in any manner), to influence the management, Board of Directors, or policies of Morrison in a manner which seeks to affect control of Morrison.

         Compass understands and agrees that Morrison does not make any representation or warranty as to the accuracy or completeness of the Evaluation Material. The Evaluation Material is not intended to provide the sole basis for any investment or other decision and Compass understands that Compass must determine the relevance of the Evaluation Material and any decision should be based on such investigation as it may conclude is appropriate. In addition, Compass agrees that neither Morrison nor Morrison's representatives shall have any liability to Compass, its Representatives or any other third party resulting from the use of the Evaluation Material by Compass or its Representatives, except as may be agreed to in a definitive agreement executed hereafter with respect to the Transaction.

         Compass and Morrison also acknowledge and agree that unless and until a definitive written agreement with respect to a Transaction, between Compass and Morrison has been duly executed and delivered, neither Compass nor Morrison has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this agreement or any other written or oral expression with respect to such a Transaction except, in the case of this agreement, for the matters specifically set forth herein.

         Compass agrees that money damages would not be an adequate remedy for any breach of this agreement by it or its Representatives and that in addition to all other remedies Morrison shah be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this agreement. This agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and supersedes any prior understandings and agreements relating thereto.



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Mr. Glenn A. Davenport
December 4, 2000
Page 4


         This agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of law principles.


                               Sincerely,


                               /s/ Tom Ondrof
                               ------------------------------------------------
                               Tom Ondrof
                               Chief Financial Officer


Accepted and Agreed this ___ day of _____________, 2000.


By:      Morrison Management Specialists, Inc.


         /s/ Glenn A. Davenport
         ------------------------------------------
         Glenn A. Davenport
         Chairman of the Board,
         President and Chief Executive Officer